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                                                                   EXHIBIT 10.23

CONFIDENTIAL

                                               April 22, 1999

Ms. Marleen McDaniel
Chief Executive Officer and President
Women.com Networks
1820 Gateway Drive, Suite 150
San Mateo, CA  94404-2471

Dear Marleen:

        This letter outlines the terms upon which BT Alex. Brown ("BT Alex. Brown" or the "Agent") is to be engaged by [Women.com Networks LLC and Women.com Networks] (collectively the "Company") to act as exclusive agent in connection with the private placement (the "Offering") of one or more equity-related or equity-linked securities (the "Securities") to be issued by the Company. It is currently contemplated that the Offering will raise approximately $20.0 million.

Services

1. The Company, with the Agent's assistance, will prepare a Confidential Offering Memorandum (the "Memorandum"), which will contain (a) a description of the Company and its business, assets, prospects and management; (b) the terms and conditions of the Offering and of the Securities; and (c) audited financial statements and certain Company projections. If necessary, the Company will update the Memorandum prior to completion of the Offering. The Agent shall be entitled to rely on the accuracy and completeness of all information provided by the Company, including information incorporated by reference in the Memorandum. Additionally, representatives of the Company shall be available to answer questions of, and to provide additional information to, any potential investors. The Company represents that the Memorandum will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

2. The Agent agrees to use its reasonable best efforts to complete the private placement of the Securities. The terms of the Offering shall be subject to mutual agreement of the Company and each investor in the Offering. The Agent will contact potential investors, assist in the negotiation and the structuring of the investment in the Company, and provide related services that the Agent deems advisable and reasonable that may facilitate the successful completion of the Offering. The Agent will conduct all sales and solicitation efforts in a manner consistent with your intent that the Offering be an exempt transaction pursuant to the Securities Act of 1933, as amended (the "Act"). The Agent may decline to participate in the Offering if it determines that the completion of the Offering is impractical, undesirable or not advisable.

3. The Offering will be sold pursuant to a purchase agreement which shall (i) contain customary representations and covenants on behalf of the Company, (ii) provide for the delivery by the Company's counsel of customary opinions addressed to the investors, may (iii) contain such other terms and conditions as shall be agreed to by the Company and the investors, and (iv)

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Women.com Networks
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April 22, 1999



contain customary representations and warranties of the purchasers of such securities. The Company agrees that with regard to any escrow arrangements utilized in connection with this offering, all bank accounts which contain investor funds will be maintained at a "bank" within the meaning of Section 3(a)
(6) of the Securities Exchange Act of 1934.

        In order to coordinate our efforts during the term of our engagement hereunder, the Company hereby agrees not to initiate any discussions looking toward any investment in the Company without first notifying BT Alex. Brown. In the event that the Company, its directors, management or controlling shareholders receive any inquiry or are otherwise aware of the interest of any third party concerning such investment during the term of the engagement, they will promptly inform BT Alex. Brown of the prospective investor and its interest. Consistent with the parties' intention that the Offering will be an exempt transaction, we currently anticipate offering the Securities to both U.S. and non-U.S. persons and institutions. The Company confirms that accredited investors across this range are acceptable, and acknowledge that upon completion of the Offering there may be as many as 75 new investors in the Company.

        You shall advise us of those states in which the Securities have been qualified or exempted under the appropriate securities laws. The Company agrees not to solicit any offerees or take any action which might jeopardize the availability of the exemption under the Act.

Fees

4. As compensation for its services under this Agreement, the Agent will receive a cash fee at closing equal to five (5%) of the gross proceeds raised by Women.com Networks and two and one-half percent (2.5%) of the gross proceeds raised by Women.com LLC. Payment of such Placement Fee shall be a condition of closing the Offering. If more than one closing is required to complete the Offering, then only that portion of the Placement Fee applicable to each closing shall be payable at such closing.

        In addition, whether or not the Offering is completed, the Company agrees to reimburse the Agent, at closing or upon termination of this engagement, for its reasonable out-of-pocket expenses, including fees and expenses of Agent's counsel, if any, in connection with the Offering not to exceed $10,000 without the prior consent of the Company, which shall not be unreasonably withheld or delayed.

Indemnification

5. The Company agrees to indemnify and hold harmless the Agent, any of its directors, officers, agents, and employees, and each person, if any, who controls the Agent within the meaning of the Securities Act of 1933, as amended, against any lawsuits, claims, damages or liabilities (or actions or proceedings in respect thereof) to which the Agent or such person may become subject related to or arising out of our engagement hereunder including, without limitation, the use and content of the Memorandum, and will reimburse the Agent and each such person for all legal and other expenses incurred in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding whether or not in connection with

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Women.com Networks
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April 22, 1999




pending or threatened litigation in which the Agent or any such person is a party; provided, however, that the Company will not be liable in any such case for losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have found in a final judgment to have arisen primarily, in bad faith, from the gross negligence or willful misconduct of the Agent or the party claiming a right to indemnification. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

        In case any proceeding shall be instituted involving any person in respect to whom indemnity may be sought, such person (the "indemnified party") shall promptly notify the Company, and the Company, upon the request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the Company may designate in such proceedings and shall pay as incurred the fees and expenses of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel at its own expense, except that the Company shall pay as incurred the fees and expenses of counsel retained by the indemnified party in the event that (i) the Company and the indemnified party shall have mutually agreed to the retention of such counsel or, (ii) the named parties to any such proceeding (including any impleaded parties) include both the Company and the indemnified party and representation of both parties by the same counsel would constitute a real or perceived conflict of interest in the reasonable opinion of the indemnified party, due to actual or potential differing interests between them. The Company shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Company agrees to indemnify the indemnified party to the extent set forth in this letter. In no event shall the Company be liable to Alex. Brown for consequential damages or lost profits accruing to Alex. Brown.

        In the event a claim for indemnification as described herein is determined to be unenforceable by a final judgment of a court of competent jurisdiction, then the Company shall contribute to the aggregate losses, claims, damages or liabilities to which the Agent or its officers, directors, agents, employees or controlling persons may be subject in such amount as is appropriate to reflect the relative benefits received by each of the Company and the party seeking contribution on the one hand and the relative faults of the Company and the party seeking contribution on the other, as well as any relevant equitable contributions.

        The provisions of this agreement relating to indemnification and contribution shall survive termination or modification of our engagement and shall be binding upon any successors or assigns of the Company.

Other

6. The Company represents and warrants that no person or organization other than BT Alex. Brown is, as a result of any action by the Company, entitled to compensation for services as a finder, broker, placement agent or investment banker in connection with the Offering.

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Women.com Networks
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April 22, 1999






7. The initial term of this engagement shall be four months and it shall automatically renew on a month-to-month basis until terminated in writing by either party. However, upon completion of the Offering, or upon mutual written consent of both parties, the engagement shall terminate immediately. In any such event the Company shall be responsible for the reimbursement of expenses as provided in Section 4 incurred by Alex. Brown through the date of termination.

8. For a period of three (3) years from closing of the Offering, the Company shall provide BT Alex. Brown, in a timely manner, with all written information provided to the investors in this Offering.

9. The Company agrees that BT Alex. Brown shall have the right, at its own cost, to advertise its participation in the Offering in "tombstone" or other appropriate financial advertisements in newspapers, magazines, trade periodicals or other publications. BT Alex. Brown agrees that such tombstone or other advertisements shall not be published without the Company's prior approval, provided that such approval is not unreasonably withheld or delayed.

10. The Agent agrees to keep confidential information that the Company designates as confidential and proprietary (the "Information") and that is not otherwise publicly available for a period of one year from the date of this letter. The Agent agrees to exercise the same standard of care to prevent the unauthorized use of disclosure of the Information as it exercises to prevent the unauthorized disclosure or unauthorized use of its own proprietary information (the "Standard of Care"). The Agent shall not be liable to the Company for any unauthorized use or unauthorized disclosure of the Information to the extent that the Standard of Care is exercised with respect thereto.

11. The invalidity or unenforceability of any provision of this Agreement shall in no way offset the validity or enforceability of any other provision. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Maryland. The terms and provisions of this letter are solely for the benefit of the Company and the Agent and the other indemnified parties and their respective successors, assigns, heirs and personal representatives, and no other person shall acquire or have any right by virtue of this letter.



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Women.com Networks
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April 22, 1999




        Please confirm that the terms described here are in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter. We are pleased to be working with Women.com Networks on this project and look forward to a successful outcome.

                                      Very truly yours,

                                      BT Alex. Brown Incorporated



By:  /s/ Dyan Triffo                  By:  /s/ Donald D. Notman, Jr.
    ----------------------------           -----------------------------
    Dyan Triffo                            Donald D. Notman, Jr.
    Principal                              Principal




AGREED and CONFIRMED

Women.com Networks



By:  /s/ Marleen McDaniel
    -------------------------------------
    Marleen McDaniel
    Chief Executive Officer and President


Date:  4/22/99
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